                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                     TUPPERWARE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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
                             TUPPERWARE CORPORATION
                         14901 S. ORANGE BLOSSOM TRAIL
                               ORLANDO, FL 32837

                            ------------------------

Mailing Address:
Post Office Box 2353
Orlando, FL 32802-2353

                                                                 [LOGO]

To Our Shareholders:

    It is my pleasure to invite you to attend the annual meeting of shareholders of Tupperware Corporation to be held on Tuesday, May 11, 1999, at the Hyatt Regency Hotel, Orlando International Airport, Orlando, Florida. The meeting will begin at 1:00 p.m.

    The notice of meeting and proxy statement following this letter describe the business expected to be transacted at the meeting. During the meeting we will also report on the current activities of the Company, and you will have an opportunity to ask questions. Whether or not you plan to attend this meeting, we urge you to sign the enclosed proxy card and return it, or to vote telephonically or electronically, as soon as possible so that your shares will be represented.

    Dr. Ruth M. Davis and Dr. Lloyd C. Elam will retire at this annual meeting. It has been a privilege to serve with these distinguished directors on the Tupperware Board. We appreciate their dedication-- Dr. Davis for her participation as a member of the Audit and Corporate Responsibility Committee and Dr. Elam for his participation on the Compensation and Directors Committee. We thank them for their service and wish them the very best.

                                          Sincerely,

                                                     [SIGNATURE]

                                          Rick Goings
                                          CHAIRMAN AND
                                          CHIEF EXECUTIVE OFFICER

March 27, 1999

                             TUPPERWARE CORPORATION
                         14901 S. ORANGE BLOSSOM TRAIL
                               ORLANDO, FL 32837

                            ------------------------

Mailing Address:
Post Office Box 2353
Orlando, FL 32802-2353

                                                                 [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    The 1999 annual meeting of shareholders of Tupperware Corporation will be held at the Hyatt Regency Hotel, Orlando International Airport, 9300 Airport Boulevard, Orlando, Florida 32827 on Tuesday, May 11, 1999, at 1:00 p.m. to consider and vote upon:

    1. The election of three directors for the term expiring at the 2002 annual meeting of shareholders;

    2. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 25, 1999; and

    3. Such other business as may properly come before the meeting and any adjournment thereof.

    The foregoing matters are described in more detail in the attached proxy statement.

    Please complete and sign the enclosed proxy card and return it promptly in the accompanying postage paid envelope or vote your shares telephonically or electronically, as is contemplated by the voting materials. This will ensure that your vote is counted, whether or not you are able to be present. If you attend the meeting, you may revoke your proxy and vote in person.

    If you are a shareholder of record and plan to attend the meeting, please check your proxy card in the space provided or indicate your intention to attend as instructed by the telephonic and electronic voting instructions. Your admission ticket will be mailed to you prior to the meeting date. If your shares are not registered in your name, please advise the shareholder of record (your broker, bank, etc.) that you wish to attend. That firm will provide you with evidence of ownership which will admit you to the meeting.

                                          By order of the Board of Directors,

                                                      [SIGNATURE]

                                          Thomas M. Roehlk
                                          SENIOR VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

March 27, 1999

                              GENERAL INFORMATION

    This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of Tupperware Corporation (the "Company") of proxies to be voted at the annual meeting of shareholders of the Company to be held on May 11, 1999 and at any adjournment thereof. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about March 27, 1999.

VOTING AT THE MEETING

    The Board of Directors (the "Board") has fixed the close of business on March 12, 1999, as the record date for determining shareholders entitled to vote at the meeting. On that date there were outstanding 57,615,242 shares of the Company's common stock, each of which will be entitled to one vote. A majority of the shares entitled to vote at the meeting will constitute a quorum for the transaction of business.

    Shares will be voted in accordance with the instructions indicated in a properly executed proxy. If no instructions are indicated, such shares will be voted as recommended by the Board. A shareholder who has given a proxy may revoke it by voting in person at the meeting, or by giving written notice of revocation or a later-dated proxy to the Secretary of the Company at any time before the closing of the polls at the meeting. The Company has appointed an officer of Norwest Bank Minnesota, N.A., transfer agent for the Company, as the independent inspector to act at the meeting.

    The Company's By-laws require the affirmative vote of a plurality of the votes cast at the meeting for the election of directors, and the affirmative vote of a majority of the votes cast at the meeting for the approval of the independent auditors. Broker non-votes and abstentions are not treated as votes cast for purposes of any of the matters to be voted on at the meeting.

1. ELECTION OF DIRECTORS

BOARD OF DIRECTORS

    The Board is divided into three classes of directors. At each annual meeting, members of one of the classes, on a rotating basis, are elected for a three-year term. All of the nominees are currently directors of the Company. Three directors have been nominated by the Board for election at this meeting for the term expiring in 2002. They are Clifford J. Grum, Betsy D. Holden and Angel R. Martinez.

    Unless otherwise specified, proxy votes will be cast for the election of all of the nominees as directors. If any such person should be unavailable for election, resign or withdraw, the Board has authority to either reduce the number of directors accordingly or designate a substitute nominee. In the latter event, it is intended that proxy votes will be cast for the election of such substitute nominee. Shareholder nominations of persons for election as directors are subject to the notice requirements described under the caption "Other Matters" appearing later in this proxy statement.

    The following pages contain information concerning the nominees and the directors whose terms of office will continue after the meeting. Unless otherwise indicated, each such person has served for at least the past five years in the principal business position currently or most recently held.

NOMINEES FOR ELECTION AS DIRECTORS FOR THE TERM EXPIRING IN 2002:

  CLIFFORD J. GRUM, Chairman of the Board and Chief Executive Officer of Temple-
    Inland, Inc., a holding company with operations in corrugated packaging, bleached paperboard, building products and financial services. Mr. Grum serves as a director of Cooper Industries, Inc., Temple-Inland, Inc. and Trinity
    Industries, Inc. Term expires 1999. Age 64. First elected: 1996

  BETSY D. HOLDEN, Executive Vice President of Kraft Foods, Inc., a unit of Philip
    Morris Companies Inc., with responsibility for operations, research and development and marketing services, since December 1998. Prior thereto, she served as Executive Vice President of Kraft Foods, Inc. and President of the
    Kraft Cheese Division since 1995, after serving as President of Kraft's Pizza
    Division. Term expires 1999. Age 43. First elected: 1998

  ANGEL R. MARTINEZ, Chief Marketing Officer of Reebok International Ltd. since
    October 1998, with responsibility for development and coordination of marketing, communication and design strategies, after serving as President and Chief
    Executive Officer of The Rockport Company, a subsidiary of Reebok, since 1994.
    Prior thereto he served in a variety of executive positions at Reebok. Term expires 1999. Age 43. First elected: 1998

DIRECTORS CONTINUING IN OFFICE:

  RITA BORNSTEIN, PH.D., President of Rollins College, an independent comprehensive liberal arts college. Term expires 2001. Age 63. First elected: 1997

  E. V. GOINGS, Chairman and Chief Executive Officer since October 1997, after serving as President and Chief Operating Officer of the Company since 1996.
    Prior thereto, he served as Executive Vice President of Premark International,
    Inc. and President of Tupperware Worldwide since November 1992. Mr. Goings serves as a director of SunTrust Bank, Florida. Term expires 2001. Age 53. First elected: 1996

  JOE R. LEE, Chairman and Chief Executive Officer of Darden Restaurants, Inc.,
    which owns and operates casual dining restaurants, since May 1995. Mr. Lee served as President and Chief Executive Officer of General Mills Restaurants
    from December 1994 until being named to his present position. He previously served as Vice Chairman of General Mills, Inc. and Chief Financial Officer. Mr.
    Lee serves as a director of Darden Restaurants, Inc. Term expires 2000. Age 58.
    First elected: 1996

  BOB MARBUT, Chairman and Co-Chief Executive Officer of Hearst-Argyle Television,
    Inc., a NYSE-listed television station group, since August 1997. Previously he was Chairman and Chief Executive Officer of Argyle Television, Inc. (1994-1997),
    Chairman and Chief Executive Officer of Argyle Television Holdings, Inc.
    (1993-1995) and Chairman and Chief Executive Officer of Argyle Communications,
    Inc. since January 1992. Mr. Marbut serves as a director of Argyle
    Communications, Inc., Hearst-Argyle Television, Inc. and Ultramar Diamond
    Shamrock, Inc. Term expires 2000. Age 63. First elected: 1996

  DAVID R. PARKER, Vice Chairman of AmeriServe, a food-service distribution company, since May 1998, after serving as Chairman of ProSource, Inc. since July 1992.
    Mr. Parker serves as a director of Applied Graphics Technologies, Inc. and
    Premark International, Inc. Term expires 2000. Age 55. First elected: 1997

  ROBERT M. PRICE, President of PSV, Inc., a firm which assists public and private organizations in the utilization and commercialization of new technologies. Mr.
    Price serves as a director of Fourth Shift Corporation, International Multifoods
    Corporation, Public Service Company of New Mexico and Affinity Technology Group,
    Inc. Term expires 2001. Age 68. First elected: 1996

  JOYCE M. ROCHE, formerly President and Chief Operating Officer of Carson, Inc., a
    personal care products company, since 1996, after serving in various executive positions with Avon Products, Inc., a direct-selling consumer products company.
    She serves as a director of SBC Communications, Inc. and Anheuser-Busch
    Companies. Term expires 2001. Age 51. First elected: 1998

DIRECTORS RETIRING AT THE ANNUAL MEETING:

  RUTH M. DAVIS, PH.D., President and Chief Executive Officer of The Pymatuning
    Group, Inc., a technology management services firm. Dr. Davis is Chairman of the
    Board of Trustees of The Aerospace Corporation and a Trustee of Consolidated
    Edison Company of New York. She also serves as a director of Air Products and
    Chemicals, Inc., BTG, Inc., Ceridian Corporation, Premark International, Inc.,
    Principal Mutual Life Insurance Company and Varian Associates. Age 70. First
    elected: 1996

  LLOYD C. ELAM, M.D., Distinguished Professor emeritus (after serving as Chancellor and as President) of Meharry Medical College. Dr. Elam serves as a director of
    Merck & Co., Inc., Phoenix Health Systems, Inc. and Premark International, Inc.
    Age 70. First elected: 1996

BOARD COMMITTEES

    The Audit and Corporate Responsibility Committee, which held four meetings in 1998, reviews the scope and results of the audit by the independent auditors, makes recommendations to the Board as to the selection of independent auditors and has approval authority with respect to services provided by the independent auditors and fees therefor. In addition, it reviews the adequacy of internal control systems and accounting policies. The Committee also monitors the Company's relationships with and support of various outside interests, including the communities within which it operates. The Committee also reviews the Company's adherence to both the spirit and letter of relevant laws. In addition, it reviews employee benefit plan investment performance and policies. The Committee charter provides that Committee membership be composed solely of directors who are not employees of the Company or any of its subsidiaries. Members of this Committee are Mr. Parker (Chairperson), Dr. Davis, Ms. Roche and Messrs. Lee and Price.

    The Compensation and Directors Committee, which held five meetings in 1998, identifies, reviews qualifications of and recommends to the Board, candidates for election as directors of the Company, and also acts on other matters pertaining to Board membership. The Committee will consider recommendations of shareholders as to candidates for Board membership. Any shareholder who desires to propose a candidate for Board membership should send to the attention of the Secretary of the Company a letter of recommendation containing the name and address of the proposing shareholder and the proposed candidate, a written consent of the proposed candidate and complete business, professional and educational background of the proposed candidate. The Compensation and Directors Committee also evaluates the performance of and makes compensation recommendations for senior management, including the

Chief Executive Officer. It also directs the administration of and makes various determinations under the management incentive plans and appoints members of senior management to have responsibility for the design and administration of employee benefit plans. Members of this Committee are Mr. Marbut (Chairperson), Dr. Bornstein, Dr. Elam, Ms. Holden and Messrs. Grum and Martinez.

    The Executive Committee, which did not meet in 1998, has most of the powers of the Board and can act when the Board is not in session. Members of this Committee are Messrs. Goings (Chairperson), Lee, Marbut and Parker.

BOARD MEETINGS AND DIRECTORS' ATTENDANCE

    There were six Board meetings and nine committee meetings held in 1998. No director attended fewer than 75 percent of the aggregate of Board meetings and committee meetings on which the director served as a committee member.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the number of shares of the Company's common stock beneficially owned by each of the directors, by each of the executive officers named in the Summary Compensation Table and by all directors and all executive officers of the Company as a group on March 12, 1999, unless otherwise indicated in the footnotes. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated. No director or officer owns more than 1 percent of the Company's common stock, except Mr. Goings, who owns 1.16 percent. Directors and officers as a group own 2.77 percent.

                                               SHARED
                                            OWNERSHIP OR   SHARES THAT MAY                                 TOTAL
                                             HELD BY OR      BE ACQUIRED                  RETIREMENT      SHARES
                                  SOLE       FOR FAMILY    WITHIN 60 DAYS   RESTRICTED      SAVINGS     BENEFICIALLY
NAME                            OWNERSHIP      MEMBERS     OF MARCH 12(1)    STOCK(2)     PLAN-401(K)      OWNED
-----------------------------  -----------  -------------  ---------------  -----------  -------------  -----------

Rita Bornstein...............       2,200            --           4,000             --            --         6,200

Ruth M. Davis................       3,640            --           1,352             --            --         4,992

Lloyd C. Elam................       9,143         1,384           2,309             --            --        12,836

E. V. Goings.................      52,758       400,000(3)      200,584         17,000           244       670,586

Clifford J. Grum.............       4,124         8,000          21,226             --            --        33,350

Betsy D. Holden..............          --         1,200             750             --            --         1,950

Joe R. Lee...................       6,500            --           5,000             --            --        11,500

Bob Marbut...................      21,470            --          10,409             --            --        31,879

Angel R. Martinez............       1,000            --              --             --            --         1,000

Gaylin L. Olson..............       3,000            --          53,681          6,000        18,857        81,538

David R. Parker..............       9,000            --           4,000             --            --        13,000

Robert M. Price..............       6,000            --          13,113             --            --        19,113

Joyce M. Roche...............       1,891            --              77             --            --         1,968

William E. Spears............         330         3,000              --             --           869         4,199

Christian E. Skroder.........      11,300            --          38,807          9,000            --        59,107

Robert W. Williams...........       1,000            --          25,756          6,000           274        33,030
                               -----------  -------------       -------     -----------  -------------  -----------

  Subtotal...................     133,356       413,584         381,064         38,000        20,244       986,248
                               -----------  -------------       -------     -----------  -------------  -----------
                               -----------  -------------       -------     -----------  -------------  -----------

All directors and executive
 officers as a group (31)
 (including the named
 individuals above)..........     218,665       444,340         683,948         99,000       150,101     1,596,054
                               -----------  -------------       -------     -----------  -------------  -----------
                               -----------  -------------       -------     -----------  -------------  -----------

------------------------------

(1) Includes stock options granted under the Company's 1996 Incentive Plan and the Director Stock Plan. Also includes estimated shares of common stock that will be paid in lieu of fees under the Director Stock Plan.

(2) Sole voting and no investment power.

(3) 400,000 shares were purchased with the proceeds of a loan to Mr. Goings from the Company as described below under the caption "Indebtedness of Management."

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5 percent of the Company's common stock, which is the Company's only class of outstanding voting securities.

                                                        AMOUNT AND NATURE OF    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP       CLASS
------------------------------------------------------  --------------------  ---------------
FMR Corporation ......................................         5,878,909(1)             10.2%
82 Devonshire Street
Boston, MA 02109-3614

Trimark Financial Corporation ........................         5,620,300(2)              9.7%
One First Canadian Place, Suite 5600
Toronto, Ontario M5X 1E5 Canada

T. Rowe Price Associates, Inc. .......................         4,395,562(3)              7.6%
100 E. Pratt Street
Baltimore, MD 21202

Morgan Stanley Dean Witter & Co. .....................         3,365,139(4)              5.8%
1585 Broadway
New York, NY 10036-8200

Barclays Bank PLC ....................................         2,938,310(5)              5.1%
54 Lombard Street
London, England EC3P 3AH

------------------------

(1) As of March 10, 1999, FMR Corporation indirectly held 5,878,909 shares of Tupperware Corporation common stock, with sole voting power with respect to 179,209 of such shares and sole dispositive power with respect to 5,878,909 of such shares. Fidelity Management & Research Company, an investment adviser, and Fidelity Management Trust Company, a bank, both wholly-owned subsidiaries of FMR Corporation, beneficially own 5,389,400 shares and 489,509 shares, respectively.

(2) Trimark Financial Corporation, a Canadian corporation, through its subsidiary Trimark Investment Management Inc., is the trustee, manager, investment counsel, and portfolio manager of a family of Canadian mutual funds. As of December 31, 1998, the following mutual funds held in the aggregate 5,620,300 shares of Tupperware Corporation common stock: Trimark Select Balanced Fund, Trimark Canadian Fund and Trimark Income-Growth Fund. Beneficial ownership of the shares is with the unitholders of such Trimark mutual funds; however, Trimark Investment Management Inc. has and exercises sole voting and sole investment power with respect to the shares.

(3) As of February 9, 1999, T. Rowe Price Associates, Inc. held 4,395,562 shares of Tupperware Corporation common stock, with sole voting power with respect to 571,083 of such shares and sole dispositive power for all 4,395,562 of such shares. The shares are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. ("Price") serves as an investment adviser with power to direct investments and/or sole power to vote the shares. Price expressly disclaims that it is, in fact, the beneficial owner of the shares.

(4) As of December 31, 1998, Morgan Stanley Dean Witter & Co. and one of its affiliated companies, both investment advisers, held 3,365,139 shares of Tupperware Corporation common stock, with shared voting power with respect to 3,273,339 of such shares and shared dispositive power with respect to 3,365,139 of such shares. Of such shares, 3,094,020 shares are held by Morgan Stanley Dean Witter Investment Management Limited, a company organized under the laws of the United Kingdom.

(5) As of December 31, 1998, Barclays Bank PLC, together with its subsidiary bank companies Barclays Funds Limited, Barclays Global Investors, LTD., Barclays Global Investors, N.A. and Barclays Global Fund Advisors, held 2,938,310 shares of Tupperware Corporation common stock, with sole voting power with respect to 2,785,764 of such shares and sole investment power with respect to 2,938,310 of such shares.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    For the period January 1, 1998 to December 31, 1998, the Company believes all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that Mr. Robert M. Price, a director of the Company, inadvertently was late in filing a Form 4 regarding one acquisition of 2,000 shares, and Ms. Carol A. Kiryluk, a former officer of the Company, inadvertently was late in filing a Form 5 regarding three small acquisitions for a total of 113 shares.

                           INDEBTEDNESS OF MANAGEMENT

    E. V. Goings, the Company's Chairman and Chief Executive Officer, was indebted to the Company at the end of 1998 in the amount of $7.65 million. The Company loaned this amount to Mr. Goings to enable him to purchase 400,000 shares of the common stock of the Company. The shares were purchased in 1998 and are pledged to secure the repayment of the loan, which is non-interest bearing and non-recourse to Mr. Goings. The loan may not be prepaid prior to the fourth anniversary of the date of the loan, after which Mr. Goings may repay the loan in whole or in part and receive a pro rata release of the shares which secure the loan. Ten percent of any annual bonus awards payable to Mr. Goings, however, will be used to reduce the balance of the loan. The loan matures on November 12, 2006. The purpose of the transaction was to enable Mr. Goings to increase substantially his ownership in the common stock of the Company and to serve as an incentive for performance which will increase shareholder value.

               REPORT OF THE COMPENSATION AND DIRECTORS COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The Compensation and Directors Committee (the "Committee") is responsible for the establishment, oversight and administration of executive compensation and management incentive plans. It appoints members of senior management to have authority over the design and administration of other employee benefit plans. The Committee is composed entirely of outside directors.

EXECUTIVE COMPENSATION PHILOSOPHY

    The executive compensation program is designed to achieve two principal objectives. First, the program is intended to be fully competitive to enable the company to attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interests between the Company's executives and shareholders such that a significant portion of each executive's compensation varies with Company performance.

    The Committee's philosophy is to pay competitive annual salaries, coupled with a leveraged incentive system that pays more than competitive total compensation for performance exceeding financial goals, and less than competitive total compensation for performance below financial goals. The leveraged incentive system consists of annual cash incentive compensation, and equity compensation consisting primarily of stock options and secondarily of restricted stock.

    The Committee assesses compensation competitiveness by referring at least annually to a variety of compensation survey data furnished by prominent international consulting firms. The data include predicted market values (medians and/or averages) for salaries, bonuses, total cash compensation, stock options and various other long-term incentives provided by companies with whom the Company may compete for executive talent. In addition, the Committee refers to benchmarks of predicted total compensation for the Company's most senior executives, derived from a group of consumer products companies whose businesses are felt to be similar to the Company's. The companies whose data are represented in these various surveys include companies of varying performance levels, and are many of the same companies that comprise the comparator group indices in the Performance Graph included in this proxy statement.

    Based on studies supplied by an independent consultant, the Committee believes that the Company's compensation program for the Named Officers has the following characteristics that serve to align executive interest with long-term shareholder value creation:

    - Emphasizes "at risk" pay such as annual cash incentives and stock options.

    - Emphasizes long-term compensation such as stock options.

    - Rewards financial results rather than individual performance against individual objectives.

    Section 162(m) of the Internal Revenue Code establishes certain requirements in order for compensation exceeding $1 million earned by certain senior executives to be deductible. The Company's executive compensation programs have been structured to comply with Section 162(m). The actions of the Committee regarding the compensation paid, or to be paid, to executive management, have also complied with Section 162(m). However, the Committee reserves the right to forego deductibility if, in its discretion, it believes a particular compensation program or payment is consistent with the overall best interests of the Company and its shareholders.

ANNUAL SALARIES

    Salary ranges governing executives, including the Chief Executive Officer (the "CEO") and the other four most highly compensated executive officers of the Company (the "Named Officers"), are established annually based on the competitive data described earlier. Within those ranges, individual salaries vary based upon the individual's work experience, performance, level of responsibility, impact on the business, tenure and potential for advancement within the organization. Annual salaries for newly-hired executives are determined at time of hire taking into account the above factors other than tenure. Under general compensation policy, the CEO receives salary increase consideration at approximately 15-18 month intervals. The remaining Named Officers receive salary increase consideration at 12-15 month intervals.

    Individual salary increases are based on the performance of the individual executives and on the overall performance of the Company in the case of the CEO. Salary adjustments for the CEO and the other Named Officers are subject to approval by the full Board, based upon the recommendation of the Committee.

    Effective January 1999, salary increase considerations have been deferred for two years for the CEO and the other Named Officers. This deferral of salary increases was determined as a result of refocusing total compensation on equity in the form of stock options discussed in Long-Term Incentives below.

ANNUAL INCENTIVES

    The Company's annual cash incentive program for executives is based on financial performance, and is designed to promote the annual objectives of the organization.

    Participants include the CEO, the other Named Officers, and other management employees whose contributions influence annual financial results. The CEO's and the other Named Officers' target incentive opportunities are subject to Committee review and approval annually and are established as a percentage of salary based on job level, impact on results, and the competitive data referred to previously. The CEO's and the other Named Officers' targets range from 50-65 percent of annual salary, and awards based on financial performance range from 0-200 percent of target.

    Financial objectives are subject to review and approval by the Committee at the beginning of each year. For 1998, the financial measure for executive level incentives was net income after-tax.

    The Committee verifies the actual performance achieved as a precondition to approving awards, and reserves the right to adjust any formula-based award that, in its judgment, is inappropriate in light of overall results and circumstances. The Committee has reserved the right to interpret financial results, and to determine the proper treatment of changes in accounting standards, non-recurring events, or capital gains and losses. In the cases of the CEO and the other Named Officers, awards are calculated so as to exclude the effects of changes in accounting standards and non-recurring events, such as write-offs, capital gains and losses, and acquisitions and dispositions of businesses. The Committee's discretion is limited to reducing or withholding awards.

LONG-TERM INCENTIVES

    Beginning with the January 1999 program cycle, the Company has discontinued its long-term cash incentive program in its effort to refocus long-term rewards in the form of equity versus cash. The 1997-1999 and 1998-2000 program cycles will continue until completion of the respective performance periods. Participants in these program cycles include the CEO and the other Named Officers as well as key employees who are in a position to make substantial contributions to the accomplishment of the long-term financial objectives of the Company. Each participant's target incentive opportunity was established as a percentage of salary, and was based on job level, impact on results, and the competitive data referred to previously. For the 1997-1999 three-year program, the CEO's and the other Named Officers' targets were established at 50 percent of the annual incentive target with targets ranging from 25-32.5 percent of annual salary and awards based on financial performance range from 0-300 percent of target.

    Financial objectives are subject to review and approval by the Committee at the beginning of each performance period. For the two remaining program cycles, Stern Stewart's "Economic Value Added" is the financial measure for participants. It is defined as net operating profit after taxes less a capital charge and is regarded as an effective simultaneous measurement of both earnings improvement and capital usage.

    The Committee verifies the actual performance achieved as a precondition to approving awards and reserves the right to adjust any formula-based award that, in its judgment, is inappropriate in light of overall results and circumstances. The Committee has reserved the right to interpret financial results and to determine the proper treatment of changes in accounting standards, non-recurring events, or capital gains and losses. In the cases of the CEO and the other Named Officers, awards are calculated so as to exclude the effects of changes in accounting standards and non-recurring events, such as write-offs, capital gains and losses, and acquisitions and dispositions of businesses. The Committee's discretion is limited to reducing or withholding awards.

STOCK OPTIONS

    The grant of stock options to key employees encourages equity ownership and closely aligns management interest with the interests of other shareholders. Additionally, because options are subject to forfeiture if the employee leaves the Company prior to their becoming exercisable, options provide an incentive to remain with the Company long term. The Company has guidelines regarding the accumulation of designated levels of Company stock over time by officers.

    Stock options generally are granted annually to the CEO and the other Named Officers, and to other key employees having strategic impact on product, staffing, technology, pricing, investment or policy matters. The aggregate number of options granted, as well as each individual grant to the CEO and the other Named Officers, generally contain option exercise prices at the fair market value on the date of grant. In 1997, the CEO and other Named Officers, as well as other key executives, received options with exercise prices at 110 percent of the fair market value on the date of grant. The grants are based on competitive norms derived from the survey data referred to previously, and are subject to Committee approval. The competitive norms include grant size data (number of shares times exercise price) for companies granting options in conjunction with one or more additional long-term incentive programs.

    The size of the annual 1998 grants for the executive officers as a group approximates the median of the competitive norms. However, in its effort to focus executives on the longer term and to enhance ownership and alignment more with shareholders' interests, the Company has eliminated its long-term cash incentive program and deferred salary increases for the CEO and the other Named Officers. As a result, the size of the annual 1998 grants for 33 key executives was increased to encourage greater ownership in the Company as well as to recognize the increased importance to overall corporate performance of the businesses or functions under the direction of these executives.

RESTRICTED STOCK

    The Company does not make grants of restricted stock as part of its regular long-term incentive program, but does so, subject to Committee approval, in certain special circumstances as a retention or performance incentive, or as compensation for the forfeited value of incentive or stock awards at a previous employer. The Company made a restricted stock grant to Mr. Goings in 1998 in conjunction with a modest salary increase relative to competitive norms.

CORPORATE PERFORMANCE & CEO PAY

    Performance in 1998 did not meet management's original expectations. Net income was $69.1 million. This represented a 39 percent decrease from 1997 net income of $113.3 million, excluding the $31.3 million impact of a fourth quarter 1997 charge.

    An increase in Mr. Goings' salary was approved by the Committee in August from $550,000 to $578,000 effective October 1, 1998. The Committee granted a stock option to Mr. Goings in 1998 to purchase 200,000 shares of the Company's common stock under the terms and conditions of the annual grant discussed previously. As an incentive for Mr. Goings to create shareholder value, the Company extended a loan to Mr. Goings to enable him to purchase 400,000 shares of common stock as described under the caption Indebtedness of Management. A portion of any cash bonuses which Mr. Goings might receive will be required to be used to pre-pay this indebtedness.

    As a result of company performance in 1998, there will be no payout to Mr. Goings under the annual incentive program. In addition, due to performance in 1997 and 1998, there will be no payout to Mr. Goings under the 1996-1998 long-term incentive program.

    Based upon a comparison of Mr. Goings' total compensation package (salary and annual incentive at target, stock options, benefits and perquisites) with the total compensation packages of the CEO's of the benchmark companies referred to previously, Mr. Goings' total compensation opportunity at target is 3 percent lower than the predicted market median.

                                          Compensation and Directors Committee
                                          Bob Marbut--Chairperson
                                          Rita Bornstein
                                          Lloyd C. Elam
                                          Clifford J. Grum
                                          Betsy D. Holden
                                          Angel R. Martinez

                               PERFORMANCE GRAPH

    The following performance graph compares the performance of the Company's common stock to the Standard & Poor's 500 Stock Index, the Standard & Poor's Consumer Goods Composite Index, and to the Standard & Poor's Consumer Staples Index. The graph assumes that the value of the investment in the Company's common stock and each index was $100 at May 20, 1996 and that all dividends were reinvested. The Company is included in all indices.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 CUMULATIVE TOTAL SHAREHOLDER RETURN
May 20, 1996 through December 26, 1998
Time Period                                                                          Return
                                          Tupperware    S & P 500   S & P 500 Cons Staples*    S & P 500 Cons Gds**
5/20/1996                                    $100.00      $100.00                                           $100.00
7/1/1996                                      $98.83       $99.85                   $100.00                 $101.82
12/28/1996                                   $126.58      $111.51                   $106.89                 $109.41
12/27/1997                                    $66.49      $143.45                   $138.34                 $144.51
12/26/1998                                    $40.49      $190.70                   $176.16

                                                                                     S&P 500
                                                                        S&P 500      CONSUMER
             MEASUREMENT PERIOD               TUPPERWARE               CONSUMER       GOODS
           (FISCAL YEAR COVERED)              CORPORATION   S&P 500    STAPLES*    COMPOSITE**
--------------------------------------------  -----------  ---------  -----------  ------------
5/20/96.....................................   $  100.00   $  100.00   $      --    $   100.00
7/1/96......................................       98.83       99.85      100.00        101.82
12/28/96....................................      126.58      111.51      106.89        109.41
12/27/97....................................       66.49      143.45      138.34        144.51
12/26/98....................................       40.49      190.70      176.16            --

* The S & P Consumer Staples Index was compiled by Standard & Poor on 7/1/96. No data for previous periods is available. The graph assumes that the value of the investment in the S & P Consumer Staples Index was $100 on 7/1/96.

** The Company discontinued using the S&P 500 Consumer Goods Composite Index due to the discontinuation by Standard & Poor Corporation in 1997.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the annual and long-term compensation, attributable to all service in the fiscal years 1998, 1997 and 1996, paid to or deferred by those persons who were, at the end of the 1998 fiscal year, (i) the Chief Executive Officer, and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers"):

                                                                                    LONG TERM COMPENSATION
                                                                              -----------------------------------
                                                                                       AWARDS
                                                ANNUAL COMPENSATION           ------------------------   PAYOUTS
                                       -------------------------------------  RESTRICTED   SECURITIES   ---------
                                                              OTHER ANNUAL       STOCK     UNDERLYING     LTIP       ALL OTHER
    NAME AND PRINCIPAL                  SALARY                COMPENSATION     AWARD(S)     OPTIONS/     PAYOUTS   COMPENSATION
         POSITION             YEAR      ($)(1)    BONUS ($)        ($)          ($)(2)      SARS (#)       ($)        ($)(3)
--------------------------  ---------  ---------  ---------  ---------------  -----------  -----------  ---------  -------------
E.V. Goings ..............       1998    556,139         --        74,523(4)      36,750      200,000          --       48,001
Chairman of the Board and        1997    491,731         --            --        405,466      206,000     536,250      125,656
Chief Executive Officer          1996    451,923  1,331,750(5)           --    1,050,375(6)     82,000    926,250       72,260

Gaylin L. Olson ..........       1998    219,846    111,554            --             --       60,000          --       19,694
President, Tupperware            1997    214,999     24,412            --             --       20,000     127,595       26,877
Latin America                    1996    211,815    105,433            --        276,375       20,000     186,746       27,802

Christian E.                     1998    346,353         --            --             --      100,000     292,714           --
Skroder(7) ...............       1997    294,579    287,807            --             --       70,000     260,588           --
Group President,                 1996    263,263    429,025            --        411,750       40,000     429,025           --
Tupperware Europe, Africa
and Middle East

William E. Spears(8) .....       1998    220,769    188,331            --             --       60,000          --       17,817
President, Tupperware            1997    177,788         --            --             --       50,000          --       56,449(9)
North America                    1996         --         --            --             --           --          --           --

Robert W. Williams .......       1998    217,692    148,261            --             --       60,000          --      475,917(10)
President, Tupperware Asia       1997    210,192         --            --             --       40,000     156,413      392,674
Pacific                          1996    199,231    156,671            --        276,375       20,000          --      364,779

------------------------------

(1) Includes amounts held in the Retirement Savings Plan that were deferred pursuant to Section 401(k) of the Internal Revenue Code (the "Code") and amounts deferred under the Supplemental Plan (see footnote 3), as well as Code Section 125 contributions to the Flexible Benefits Plan.

(2) Represents the market value on the date of grant of restricted stock awarded under the Company's 1996 Incentive Plan. The number, vesting schedule and value of restricted stock held at the end of the 1998 fiscal year are as follows:

                                                                                                VESTING SCHEDULE
                                                                   NUMBER OF                 ----------------------
NAME                                              DATE OF GRANT   SHARES HELD    VALUE($)      SHARES       DATE
------------------------------------------------  -------------  -------------  -----------  -----------  ---------
E.V. Goings.....................................     05/31/96         14,000       224,000       14,000    05/31/99
                                                     03/05/97         10,885       174,500       10,885    03/05/99
                                                     10/01/98          3,000        48,000        1,500    10/01/99
                                                                                                  1,500    10/01/00
Gaylin L. Olson.................................     05/31/96          6,000        96,000        6,000    05/31/99
Christian E. Skroder............................     05/31/96          9,000       144,000        9,000    05/31/99
William E. Spears...............................           --             --            --           --          --
Robert W. Williams..............................     05/31/96          6,000        96,000        6,000    05/31/99

    In the event of a Change of Control of the Company, all restricted stock shares become free of all restrictions and become non-forfeitable. Holders of restricted stock receive the same dividends as other common stockholders.

(3) For 1998, this column consists of annual contributions by the Company with respect to Messrs. Goings, Olson, Spears and Williams to the Retirement Savings Plan and amounts credited by the Company with respect to Messrs. Goings, Olson, Spears and Williams to the Company's Supplemental Plan (which provides benefits to the Named Officers to which they would have been entitled under the Retirement Savings Plan, but for the benefit limits imposed by the Code) as follows: Mr. Goings, $11,356 and $36,645; Mr. Olson, $11,317 and $8,377; Mr. Spears, $11,315 and $6,502; and Mr. Williams,
    $11,308 and $6,233, respectively.

(4) Represents the amount, grossed-up for taxes, of the purchase cost exceeding $7.65 million and the brokerage fees for the shares purchased by Mr. Goings for purposes of the loan transaction described above under the caption "Indebtedness of Management." The amount also includes imputed income for deemed interest which Mr. Goings is not obligated to pay, due to the non-interest bearing nature of the loan.

(5) In the Bonus column, $405,500 represents the cash portion of the 1996 gainsharing award under an employment agreement with Mr. Goings, and $926,250 represents an annual bonus based on the performance of the non-North American operations. The other part of the gainsharing award was paid in 10,885 shares of restricted stock which vested two years after the date of grant. Dividends were paid on such shares. The value of such shares is reflected in the restricted stock column.

(6) Represents a restricted stock grant of 14,000 shares valued at $644,875, and a restricted stock grant of 10,885 shares valued at $405,500 under Mr. Goings' 1996 gainsharing award.

(7) The compensation of Mr. Skroder is paid in local currency, namely Swiss francs. For purposes of reporting, the local currency has been translated to United States dollars as of the end of each fiscal year.

(8) Mr. Spears joined the Company on February 24, 1997.

(9) Includes a $50,000 sign-on bonus.

(10) Includes $354,125 for housing allowance and goods and services allowance and $104,251 for tax equalization payment, all in connection with Mr. Williams' employment outside the United States.

                                 STOCK OPTIONS

    The following tables show option grants, exercises and fiscal year-end values of stock options for the Named Officers under the Company's 1996 Incentive Plan. The Plan permits the grant of stock appreciation rights in connection with all or any part of an option, but none has been granted.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                               INDIVIDUAL GRANTS
                                             -----------------------------------------------------
                                              NUMBER OF    % OF TOTAL
                                             SECURITIES     OPTIONS
                                             UNDERLYING    GRANTED TO   EXERCISE OR                  GRANT DATE
                                               OPTIONS    EMPLOYEES IN   BASE PRICE    EXPIRATION   PRESENT VALUE
NAME                                         GRANTED (#)  FISCAL YEAR      ($/SH)         DATE         ($)(1)
-------------------------------------------  -----------  ------------  ------------  ------------  -------------
E.V. Goings................................     200,000         10.22%      19.20(2)    11/11/2008     1,220,000
Gaylin L. Olson............................      60,000          3.07%      19.20(2)    11/11/2008       366,000
Christian E. Skroder.......................     100,000          5.11%      19.20(2)    11/11/2008       610,000
William E. Spears..........................      60,000          3.07%      19.20(2)    11/11/2008       366,000
Robert W. Williams.........................      60,000          3.07%      19.20(2)    11/11/2008       366,000

------------------------

(1) The Black-Scholes option pricing model was used assuming a dividend yield of
    3.5 percent, a risk-free interest rate of 4.5 percent, an expected stock price volatility based on historical experience of 40 percent, and an expected option life based on historical experience of five years. The attribution of values with the Black-Scholes model to stock option grants requires adoption of certain assumptions, as described above. While the assumptions are believed to be reasonable, the reader is cautioned not to infer a forecast of earnings or dividends either from the model's use or from the values adopted for the model's assumptions. Any future values realized will ultimately depend upon the excess of the stock price over the exercise price on the date the option is exercised.

(2) These options will become exercisable in annual 25% increments commencing on November 13, 2000. The exercise price on these stock options is the average of the high and low price of the Company's common stock on the date of grant rounded up to the nearest nickel. The term of each option is 10 years. In the event of a Change of Control of the Company, all options will become immediately exercisable and the optionee will have the right to receive the difference between the exercise price and the fair market value of the common stock in cash.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                         NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                        UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                                     SHARES ACQUIRED       VALUE        OPTIONS AT FY-END (#)         AT FY-END ($)(2)
                                       ON EXERCISE       REALIZED     --------------------------  -------------------------
NAME                                     (#)(1)           ($)(2)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
----------------------------------  -----------------  -------------  -----------  -------------  ----------  -------------
E. V. Goings......................             --               --       200,584        488,000      429,552             0
Gaylin L. Olson...................             --               --        53,681        100,000      141,361             0
Christian E. Skroder..............             --               --        38,807        210,000       27,547             0
William E. Spears.................             --               --             0        110,000            0             0
Robert W. Williams................             --               --        25,756         19,700            0             0

------------------------

(1) Upon the exercise of an option, the optionee must pay the exercise price in cash or stock.

(2) Represents the difference between the fair market value of the common stock underlying the option and the exercise price at exercise, or fiscal year-end, respectively.

LONG-TERM INCENTIVE PLAN AWARDS

    The following table sets forth the long-term incentive opportunity for the three-year cycle of 1998 through 2000 under the Company's 1996 Incentive Plan. Payment of awards, if any, would occur in 2001 based on actual performance for the three-year period.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                                    ESTIMATED FUTURE PAYOUTS UNDER
                                                          PERFORMANCE OR OTHER        NON-STOCK PRICE-BASED PLANS
                                                              PERIOD UNTIL      ---------------------------------------
NAME                                                      MATURATION OR PAYOUT     THRESHOLD       TARGET     MAXIMUM
--------------------------------------------------------  --------------------  ---------------  ----------  ----------
E. V. Goings............................................          3 years                  0     $  187,850  $  563,550
Gaylin L. Olson.........................................          3 years                  0     $   55,000  $  165,000
Christian E. Skroder....................................          3 years                  0     $   92,925  $  278,775
William E. Spears.......................................          3 years                  0     $   56,250  $  168,750
Robert W. Williams......................................          3 years                  0     $   53,750  $  161,250

    The Named Officers participate in a three-year Long-Term Program under the Company's 1996 Incentive Plan. The program provides for an incentive opportunity based on meeting or exceeding financial measures established by the Compensation and Directors Committee of the Company's Board of Directors. Performance measurements are based on Stern Stewart's "Economic Value Added" performance model, which is defined as net operating profit after taxes less a capital charge. Awards are subject to forfeiture if the participant's employment is terminated. The above estimated future payouts are based on a percentage of current salary which may change between the date hereof and time of payout.

RETIREMENT PLANS

    Messrs. Goings, Olson, Spears and Williams (the "U.S. Named Officers") participate in the Tupperware Corporation Base Retirement Plan (the "Base Plan") at 1 percent of career average pay. Compensation covered by the Base Plan includes salary and annual bonus paid in the calendar year, but does not include any long-term incentive or other cash payments. Credited years' service for each of the U.S. Named Officers are: Mr. Goings, 6.08; Mr. Olson, 18.00; Mr. Spears, 1.83; and Mr. Williams, 5.42. Benefits are computed on a straight-life annuity basis and are not subject to any deductions for social security or other offset amounts. The estimated annual benefits payable upon retirement at normal retirement age for each of the U.S. Named Officers are: Mr. Goings, $110,992; Mr. Olson, $61,117; Mr. Spears, $29,742; and Mr. Williams, $34,407. The estimates take into account participation in the Base

Plan, any predecessor plan formula, and the Tupperware Supplemental Plan, which provides benefits from general assets of the Company that would otherwise be payable from plans but for the benefit limits imposed by the Code.

    Mr. Skroder participates in the Tupperware Holdings B.V. Pension Plan (the "TEAM pension plan") at 1.75 percent of pay of the average best five salaries in the final ten years prior to retirement per year of service. Compensation covered by the TEAM pension plan includes salary plus management bonus, but does not include any overtime, commissions or occasional premiums. Mr. Skroder has
10.83 years credited service under the TEAM pension plan. Benefits are computed on a straight-life annuity basis and are subject to integration with Swiss social security through an offset with covered compensation. The estimated annual benefits payable upon retirement at normal retirement age for Mr. Skroder are SF 371,714. The estimate takes into account participation in the TEAM and Swiss pension plans and any predecessor plan formulas.

COMPENSATION OF DIRECTORS

    Non-employee directors of the Company receive (i) an annual retainer fee of $26,000, (ii) an additional retainer fee for serving on Board committees (other than the Executive Committee) of $4,000 per year, in the case of the committee chairperson, and $2,000 per year, in the case of the other members, and (iii) a fee of $1,500 for each meeting of the Board and for each meeting of any Board committee attended.

    Such directors may elect to defer payment of all or part of the retainer and attendance fees, in which event interest would be credited at the prime rate. Under the Company's Director Stock Plan, non-employee directors may elect to receive their annual retainers in cash or in shares of Tupperware Common Stock, or they may elect to forego the retainer in exchange for a reduced price on stock options. The Director Stock Plan also provides that a grant of 1,000 shares of Tupperware Common Stock is made to each new non-employee director after three months of service on the Tupperware Board.

    Non-employee directors may also participate in the Company's Matching Gifts Program. Under the Program, the Company will match dollar for dollar a director's charitable gifts to the United Way and higher education up to $3,500 per year.

CHANGE OF CONTROL ARRANGEMENTS AND EMPLOYMENT CONTRACTS

    The Company entered into a change of control employment agreement (collectively, the "Change of Control Agreements") with each of its executive officers including the CEO and the Named Officers. The purpose of these agreements is to assure stockholders that the business of the Company will continue with a minimum amount of disruption in the event of a change of control of the Company. Under the terms of the Change of Control Agreements, a change of control is defined as the acquisition of 20 percent or more of the Company's Common Stock or voting securities of the Company by a person or group, certain changes in the majority of the Company's Board, certain mergers involving the Company, or the liquidation, dissolution or sale of all or substantially all of the assets of the Company. If within three years of a change of control, the Company terminates any such officer's employment (other than for cause or disability) or any such officer terminates his employment for good reason, or, during the 30-day period beginning one year after a change of control, any such officer terminates his employment for any reason, such officer will be entitled to, among other things, his or her base salary and pro rata bonus through the date of termination; the amount of any compensation previously deferred and any accrued vacation pay, in each case, to the extent not yet paid; three times the sum of his or her base salary and the greater of the highest incentive awards for the most recently completed fiscal year or the average of the last three years' incentive awards; and continued participation in the Company's welfare plans for the remainder of such three-year period (other than medical benefits which will, under certain circumstances, be continued for the lifetime of such officer). Additionally, if any payment or distribution by the Company or any subsidiary or affiliate to an officer who is party to a Change of Control Agreement would be subject to any excise tax as an "excess parachute payment," then such officer will be entitled to receive an additional gross-up payment in an amount such that after payment of all taxes by such officer attributable to such additional gross-up payment, such officer is in the same after-tax position as if no excise tax had been imposed on such officer.

2.  PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

    Upon the recommendation of its Audit and Corporate Responsibility Committee, the Board has appointed PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 25, 1999, which appointment will be proposed for ratification at the annual meeting. PricewaterhouseCoopers LLP served as independent auditors of the Company for the fiscal year 1998.

    Services performed by PricewaterhouseCoopers LLP as independent auditors for the 1998 fiscal year included, among others: the annual audit of the consolidated financial statements; audits or limited reviews of financial and related information included in filings with governmental and regulatory agencies, including audits of certain foreign subsidiaries in accordance with local statutory requirements and audits of domestic employee benefit plans and trusts; and consultations in connection with various financial reporting, accounting, tax and other matters.

    Representatives of PricewaterhouseCoopers LLP will be present at the meeting to make statements if they desire, and to respond to questions of shareholders.

    Approval of the proposal requires the affirmative vote of a majority of the shares voted. In the event the proposal is not approved, the Board will consider the negative vote as a mandate to appoint other independent auditors for the next fiscal year.

    THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.

3.  OTHER MATTERS

DISCRETIONARY AUTHORITY

    At the time of mailing of this proxy statement, the Board was not aware of any other matters which might be presented at the meeting. If any matter not described in this proxy statement should properly be presented, the persons named in the accompanying proxy form will vote such proxy in accordance with their judgment.

NOTICE REQUIREMENTS

    The Company's By-laws require written notice to the Company of a nomination for election as a director (other than a nomination by the Board) and of the submission of a proposal (other than a proposal by the Board) for consideration at an annual meeting of shareholders. The notice must contain certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, as the case may be, and be furnished to the Company generally not less than by the date prior to the Company's 2000 annual meeting as indicated below. A copy of the applicable By-law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

    In addition to the foregoing, any shareholder who desires to have a proposal included in the Company's proxy soliciting material relating to the Company's 2000 annual meeting of shareholders should send to the Secretary of the Company a signed notice of intent. This notice, including the text of the proposal, must be received no later than November 26, 1999. Any shareholder who desires to submit a proposal to be raised from the floor during the Company's 2000 annual meeting of shareholders without being included in the Company's proxy soliciting material should send to the Secretary of the Company a signed notice of intent, including the text of the proposal, to be received no later than March 2, 2000 and no earlier than February 11, 2000.

EXPENSES AND METHODS OF SOLICITATION

    The expenses of soliciting proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation therefor. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the Company's common stock, and the Company will reimburse such forwarding parties for reasonable expenses incurred by them.

    Georgeson & Company Inc. has been retained by the Company to aid in the solicitation of proxies and will be paid $8,500, plus expenses, for its services.

By order of the Board of Directors

               [SIGNATURE]

Thomas M. Roehlk
Senior Vice President,
General Counsel and Secretary

Dated: March 27, 1999

     Your Vote Is Important. Please Complete and Sign the Enclosed Proxy or Vote Telephonically or Electronically in Accordance with the Enclosed
                                 Instructions.
        If You are Voting by Mail, Complete and Sign the Enclosed Proxy
         and Return It Promptly in the Accompanying Postpaid Envelope.

THERE ARE THREE WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES        COMPANY #
TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED,            CONTROL #
SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE--TOLL FREE--1-800-240-6326--QUICK***EASY***IMMEDIATE

- Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.
- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above.
- Follow the simple instructions the Voice provides you.

VOTE BY INTERNET--http://www.eproxy.com/tup/--QUICK***EASY***IMMEDIATE

- Use the Internet to vote your proxy 24 hours a day, 7 days a week.
- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Tupperware Corporation, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.




     IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD


                              PLEASE DETACH HERE

-------------------------------------------------------------------------------

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1. Election of    01 Clifford J. Grum    / / Vote FOR      / / Vote WITHHELD
   directors:     02 Betsy D. Holden         all nominees      from all nominees
                  03 Angel R. Martinez

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR
ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE
NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

2. The Proposal To Ratify The Appointment   / / For   / / Against   / / Abstain
   of Independent Auditors.

          I PLAN TO ATTEND THIS MEETING.   / /
          If you check this box an admission ticket will be sent to you.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box  / /
Indicated changes below:


Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

-------------------------------------------------------------------------------

TUPPERWARE CORPORATION
14901 S. ORANGE BLOSSOM TRAIL
ORLANDO, FLORIDA 32837                                                    PROXY
_______________________________________________________________________________

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 11, 1999.

The shares of stock you hold in your account will be voted as you specify below.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2.

By signing the proxy, you revoke all prior proxies and appoint E.V. Goings, Thomas M. Roehlk and Paul B. Van Sickle, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.



                      SEE REVERSE FOR VOTING INSTRUCTIONS

                            PLEASE DETACH HERE
-------------------------------------------------------------------------------

VOTING INSTRUCTION CARD
                            TUPPERWARE CORPORATION
               14901 S. ORANGE BLOSSOM TRAIL, ORLANDO, FL 32837

VOTING INSTRUCTIONS TO TRUSTEE FOR 1999 ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 11, 1999

As a participant in the Tupperware Corporation Retirement Savings Plan, you have the right to give instructions to the trustee of such plan as to the voting of certain shares of the Corporation's common stock at the Corporation's annual meeting of shareholders to be held on May 11, 1999 and at any adjournment thereof. In this connection please follow the voting instructions on the reverse side of this card and either vote telephonically, electronically, or sign and date it, and return it promptly in the postage paid envelope provided.

Regardless of the number of shares held in trust on your behalf, exercising your voting instruction right is very important.

This voting instruction card when properly executed will be voted in the manner directed. If no direction is made, this voting instruction card will be taken as authority to vote FOR the election of all of the nominees in
Item 1, to vote FOR Item 2, and in the discretion of the proxies, to vote upon any other matter which may properly come before the meeting and any adjournment thereof. If this card is not returned or is returned unsigned, the trustee will vote the shares in accordance with the terms of the Master Defined Contribution Trust.

 /X/  Please mark votes as indicated in this example.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL
                    NOMINEES IN ITEM 1 AND "FOR" ITEM 2

                    (See reverse for voting instructions)

THERE ARE THREE WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED          -----------
PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF          COMPANY #
YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.              CONTROL #
                                                              -----------

VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK --- EASY --- IMMEDIATE

 - Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.

 - You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above.

 -  follow the simple instructions the Voice provides you.

VOTE BY INTERNET -- http://www.eproxy.com/tup/ -- QUICK --- EASY --- IMMEDIATE

 -  Use the Internet to vote your proxy 24 hours a day, 7 days a week.

 - You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Tupperware Corporation, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

     IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

                              PLEASE DETACH HERE

--------------------------------------------------------------------------------

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1. Election of    01 Clifford J. Grum    / / Vote FOR      / / Vote WITHHELD
   directors:     02 Betsy D. Holden         all nominees      from all nominees
                  03 Angel R. Martinez

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR
ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE
NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

2. The Proposal To Ratify The Appointment   / / For   / / Against   / / Abstain
   of Independent Auditors.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box  / /
Indicate changes below:


Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.